Exhibit 21.1
Set forth below are subsidiaries of TFP and their respective jurisdiction of incorporation, in each case as of September 25, 2026. Each of the named subsidiaries is not necessarily a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.

Name	Jurisdiction of Organization
TFP Syndicate Holdings Limited	Bermuda
TFP Intermediate Holdings I Limited	Bermuda
TFP Financing Limited	Bermuda
TFP US Financing LLC	USA (Delaware)
TFP Financing Bermuda Limited	Bermuda
TFP Intermediate Holdings II Limited	Bermuda
TFP Bermuda Limited	Bermuda
TFP Europe Strategic Holdings Limited	Ireland
TFP US Holdings Limited	Bermuda
Fidelis Marketing Limited	England and Wales
Pine Walk Capital Limited	England and Wales
Fidelis Opco Limited	Abu Dhabi Global Market
TFP APAC Holdings Limited	England and Wales
Pine Walk Europe Limited	Ireland
Mezura Capital Partners Limited	Bermuda
Adroit Underwriting Limited	Bermuda
TFP US Services LLC	USA (Delaware)
Imala Re Holdings Limited	Bermuda
Imala Re LLC	USA (Delaware)
Radius Specialty Limited	England & Wales
Oakside Surety Limited	England & Wales
Perigon Product Recall Limited	England & Wales
Navium Marine Limited	England & Wales
OPEnergy Limited	England & Wales
Novagen Specialty Limited	England & Wales
Pernix Specialty Limited	England & Wales
Itasca MGA Limited	England & Wales
Tiomanta Specialty Limited	England & Wales
Silverflame Re Limited	England & Wales
Seraphina Specialty Limited	England & Wales
Sevanta Specialty Liability Limited	England & Wales
Corsiam Specialty Limited	England & Wales
Arenite Specialty Limited	England & Wales
Carnovis Specialty Limited	England & Wales
Itasca MGA Services Ltd.	Bermuda
Arenite Specialty Australia Pty Ltd.	Australia
TFP Singapore Services Pte. Ltd.	Singapore
TFP Singapore JVCo Pte. Ltd.	Singapore
TFP SG UK Services Limited	England & Wales